Exhibit 10.1

FIRST AMENDMENT TO
REVOLVING LINE OF CREDIT LOAN AGREEMENT, CONTRACT LINE OF CREDIT LOAN
AGREEMENT AND SECURITY AGREEMENT

     THIS FIRST AMENDMENT TO REVOLVING LINE OF CREDIT LOAN AGREEMENT, CONTRACT LINE OF CREDIT LOAN AGREEMENT AND SECURITY AGREEMENT (“First Amendment”) is made effective as of June 30, 2005, by and among Horne Engineering Services, LLC, a Virginia limited liability company (“HES LLC”), successor by merger to Horne Engineering Services, Inc., a Virginia corporation, having an address at 3130 Fairview Park Drive, Suite 400, Falls Church, Virginia 22042, Darryl K. Horne and Charlene M. Horne (each a “Guarantor” and collectively the “Guarantors”), and Bank of America, N.A., a national banking association (the “Lender”).

RECITALS

A.	Horne Engineering Services, Inc., a Virginia corporation (“Horne Inc”), and the Lender entered into that certain Revolving Line of Credit Loan Agreement, Contract Line of Credit Loan Agreement and Security Agreement, dated as of August 12, 2004 (the “Loan Agreement”).

B.	Pursuant to the Loan Agreement, Lender made a revolving line of credit loan to Horne Inc in the maximum principal amount of Three Million and 00/100 Dollars ($3,000,000.00) (the “Contract Loan”). Lender also made a separate revolving line of credit loan to Horne Inc, pursuant to the terms of the Loan Agreement, in the maximum principal amount of Four Million and 00/100 Dollars ($4,000,000.00) (the “Revolving Loan”).

C.	The Contract Loan is evidenced by that certain Contract Note, dated August 12, 2004, in the maximum principal amount of Three Million and 00/100 Dollars ($3,000,000.00) and made payable by Horne Inc to the order of Lender.

D.	The Revolving Loan is evidenced by that certain Revolving Note, dated August 12, 2004, in the maximum principal amount of Four Million and 00/100 Dollars ($4,000,000.00) and made payable by Horne Inc to the order of Lender.

E.	Each Guarantor entered into that certain Guaranty, dated August 12, 2004, for the benefit of Lender (the “Guaranty”), thereby, among other things, guaranteeing the full and timely payment and performance of Horne Inc’s obligations and liabilities under the Loan Agreement, the Contract Note, the Revolving Note, and the other Loan Documents (each as defined in the Loan Agreement as amended hereby).

F.	Horne Inc, HES LLC, Spectrum Sciences & Software Holdings Corp., a Delaware corporation and the sole member of HES LLC (“Spectrum”), Darryl K. Horne, Charlene M. Horne and Michael Megless are parties to that certain Agreement and Plan of Merger made and entered into as of April 14, 2005 (the “Merger Agreement”).

G.	Pursuant to the Merger Agreement, Horne Inc was merged with and into HES LLC (formerly known as Horne Acquisition LLC) (the “Merger”) with HES LLC being the surviving entity in the Merger.

H.	Pursuant to the Merger and by operation of law, HES LLC, as the successor by merger to Horne Inc, assumed certain of the obligations and liabilities of Horne Inc, including without limitation, the obligations and liabilities of Horne Inc under the Loan Agreement.

I.	HES LLC and Lender have agreed to amend the Loan Agreement to, among other things, reflect that as a result of the consummation of the Merger, HES LLC has assumed all of the obligations and liabilities of Horne Inc under the Loan Agreement, to increase the maximum principal amount of the Contract Loan evidenced by the Contract Note to Ten Million and 00/100 Dollars ($10,000,000.00), to extend the maturity dates of the Revolving Loan and Contract Loan as evidenced by the Revolving Note and Contract Note, respectively, and for certain additional purposes.

J.	The Guarantors desire to enter into this First Amendment to evidence their consent to the terms and conditions of this First Amendment and to confirm that the Guaranty remains in full force and effect as to all credit extended under the Loan Agreement as amended by this First Amendment.

K.	Capitalized terms used in this First Amendment and not defined herein have the meanings ascribed to them in the Loan Agreement as modified hereby.

AGREEMENTS

     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HES LLC, the Guarantors and the Lender hereby agree as follows:

1.	Recitals. The Recitals to this First Amendment are incorporated herein by reference and made a part hereof.

2.	Representations and Warranties. To induce the Lender to enter into this First Amendment, HES LLC warrants and represents to the Lender that:

a.	Horne Inc has been merged with and into HES LLC with HES LLC being the surviving entity in such merger and with Spectrum being the sole member of HES LLC; and

b.	No litigation is pending or threatened against HES LLC of which HES LLC has not informed the Lender in writing; and

c.	HES LLC has the power and authority to execute, deliver and perform its obligations under this First Amendment and all other documents executed in connection herewith or pursuant hereto, and to incur the obligations provided for herein and therein, all of which have been duly authorized and approved in accordance with HES LLC’s organizational documents; and

d.	This First Amendment and all other documents executed in connection herewith or pursuant hereto, constitute the valid and legally binding obligations of HES LLC enforceable against HES LLC in accordance with their respective terms; and

e.	HES LLC’s obligations under the Loan Documents, as amended by this First Amendment and all other documents executed in connection herewith or related hereto, are valid and enforceable obligations, and the execution and delivery of this First Amendment and all other documents executed in connection herewith or pursuant hereto, shall not be construed as a novation of the Loan Agreement, any other Loan Document, or any indebtedness evidenced thereby; and

f.	HES LLC is not in default of any of the terms and provisions of the Loan Agreement, as amended hereby, or with respect to any other Loan Document.

3.	Definition of Borrower. The definition of “Borrower” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Borrower” means Horne Engineering Services, LLC, a Virginia limited liability company, as successor-by-merger to Horne Engineering Services, Inc., a Virginia corporation, pursuant to the Merger Agreement.”

4.	Definition of Contract Loan Borrowing Base. The definition of “Contract Loan Borrowing Base” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

5.	Definition of Contract Loan. The definition of “Contract Loan” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Contract Loan” means the revolving loan facility made available by Lender to Borrower pursuant to this Agreement in the maximum principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), evidenced by the Contract Note.”

6.	Definition of Contract Loan Letter of Credit Sublimit. The following new definition entitled “Contract Loan Letter of Credit Sublimit” is hereby added as a new definition to Section 1.1 of the Loan Agreement, to be inserted in alphabetical order among the definitions in said Section of the Loan Agreement:

““Contract Loan Letter of Credit Sublimit” means Five Million and 00/100 Dollars ($5,000,000.00).”

7.	Definition of Contract Loan LOC Obligations. The following new definition entitled “Contract Loan LOC Obligations” is hereby added as a new definition to Section 1.1 of the Loan Agreement, to be inserted in alphabetical order among the definitions in said Section of the Loan Agreement:

““Contract Loan LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding which were issued under the Contract Loan, assuming compliance with all requirements for drawings referred to in such Letters of Credit; plus (ii) the aggregate amount of all drawings under Letters of Credit issued under the Contract Loan which were honored by Lender but not reimbursed.”

8.	Definition of Contract Note. The definition of “Contract Note” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Contract Note” means that certain Contract Note, dated August 12, 2004, as amended by that certain First Amendment to Contract Note, dated as of June 30, 2005, evidencing Borrower’s obligation to repay the Contract Loan, made payable by the Borrower to the order of the Lender, in the maximum principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), as such Contract Note may be amended from time to time.”

9.	Definition of Ending Date. The definition of “Ending Date” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and the following is substitute therefor:

““Ending Date” means December 31, 2005.”

10.	Definition of Funded Debt. The definition of “Funded Debt” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Funded Debt” means the sum of all outstanding liabilities of Borrower for borrowed money and all other interest bearing liabilities, including without limitation, current and long term debt, indebtedness of Borrower to any Affiliate, Capitalized Leases and the face amount of outstanding Letters of Credit, whether or not any of such items are subordinated to the obligations owing by Borrower to the Lender, but excluding any amounts owing under the Contract Note (such exclusion to include, without limitation, any outstanding principal owing under the Contract Note and any Contract Loan LOC Obligations).”

11.	Definition of Letter of Credit Sublimit. The definition of “Letter of Credit Sublimit” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

12.	Definition of LOC Obligations. The definition of “LOC Obligations” as set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““LOC Obligations” means, collectively, the Contract Loan LOC Obligations and the Revolving Loan LOC Obligations.”

13.	Definition of Margin. The definition of “Margin” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Margin” means the percentage interest rates shown on the Performance Pricing Grid to be added to the LIBOR Rate (as defined in the Revolving Note) or the Prime Rate (as defined in the Revolving Note) to determine the rate of interest payable at any time under the Revolving Note. The Margin regarding the LIBOR Rate shall be as stated in the “LIBOR +” row of the Performance Pricing Grid, and the Margin regarding the Prime Rate shall be as stated in the “Prime Rate +” row of the Performance Pricing Grid.”

14.	Definition of Maximum Contract Loan Commitment Amount. The definition of “Maximum Contract Loan Commitment Amount” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Maximum Contract Loan Commitment Amount” means Ten Million and 00/100 Dollars ($10,000,000.00), or such lesser amount that Borrower may request as hereinafter provided.”

15.	Definition of Merger. The following new definition entitled “Merger” is hereby added as a new definition to Section 1.1 of the Loan Agreement, to be inserted in alphabetical order among the definitions in said Section of the Loan Agreement:

““Merger” means the merger of Horne Engineering Services, Inc., a Virginia corporation, with and into Horne Engineering Services, LLC, a Virginia limited liability company (formerly known as Horne Acquisition LLC), pursuant to the Merger Agreement, with Horne Engineering Services, LLC as the surviving entity of such merger.”

16.	Definition of Merger Agreement. The following new definition entitled “Merger Agreement” is hereby added as a new definition to Section 1.1 of the Loan Agreement, to be inserted in alphabetical order among the definitions in said Section of the Loan Agreement:

““Merger Agreement” means that certain Agreement and Plan of Merger, made and entered into as of April 14, 2005, by and among Horne Engineering Services, Inc., a Virginia corporation, Horne Acquisition LLC, a Virginia limited liability company (now known as Horne Engineering Services, LLC), Spectrum Sciences & Software Holdings Corp., a Delaware corporation, Darryl K. Horne, Charlene M. Horne and Michael Megless.”

17.	Definition of Performance Pricing Grid. The definition of “Performance Pricing Grids” as set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Performance Pricing Grid” means the following table:

Revolving Loan	Level 1	Level 2
Funded Debt / EBITDA	Ratio < 2.00x	Ratio ≥ 2.00x
Commitment Fee	.25%	.25%
LIBOR +	2.25%	2.75%
Prime Rate +	0.00%	0.25%

18.	Definition of Revolving Loan Borrowing Base. The definition of “Revolving Loan Borrowing Base” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Revolving Loan Borrowing Base” means:

1.	Ninety percent (90%) of the Borrower’s Eligible Government Accounts, plus

2.	Eighty Five percent (85%) of the Borrower’s Eligible Subcontract Accounts, excluding USAID Material and Equipment Accounts; plus

3.	Eighty percent (80%) of Borrower’s Eligible Commercial Accounts, excluding (i) USAID Material and Equipment Accounts, and (ii) Subcontract Accounts; plus

4.	(a) For the period from the date of this Agreement through December 31, 2004, the lesser of (i) Seventy Five percent (75%) of Borrower’s Unbilled Eligible Accounts, or (ii) $1,500,000.00; and (b) from January 1, 2005 and thereafter, the lesser of (i) Fifty percent (50%) of Borrower’s Unbilled Eligible Accounts, or (ii) $1,500,000.00.

In the absence of manifest error, Lender’s determination of the amount of the Revolving Loan Borrowing Base shall be conclusive.”

19.	Definition of Revolving Loan Letter of Credit Sublimit. The following new definition entitled “Revolving Loan Letter of Credit Sublimit” is hereby added as a new definition to Section 1.1 of the Loan Agreement, to be inserted in alphabetical order among the definitions in said Section of the Loan Agreement:

““Revolving Loan Letter of Credit Sublimit” means Five Hundred Thousand and 00/100 Dollars ($500,000.00).”

20.	Definition of Revolving Loan LOC Obligations. The following new definition entitled “Revolving Loan LOC Obligations” is hereby added as a new definition to Section 1.1 of the Loan Agreement, to be inserted in alphabetical order among the definitions in said Section of the Loan Agreement:

““Revolving Loan LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding which were issued under the Revolving Loan, assuming compliance with all requirements for drawings referred to in such Letters of Credit; plus (ii) the aggregate amount of all drawings under Letters of Credit issued under the Revolving Loan which were honored by Lender but not reimbursed.”

21.	Definition of Revolving Note. The definition of “Revolving Note” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

““Revolving Note” means that certain Revolving Note, dated as of August 12, 2004, in the original principal amount of Four Million and 00/100 Dollars ($4,000,000.00), as modified by that certain First Amendment to Revolving Note, dated as of June 30, 2005, payable by Borrower to the order of the Lender, as such Revolving Note may be further modified from time to time.”

22.	Definition of USAID Contract. The following new definition entitled “USAID Contract” is hereby added as a new definition to Section 1.1 of the Loan Agreement, to be inserted in alphabetical order among the definitions in said Section of the Loan Agreement:

““USAID Contract” means that certain Government Contract dated January 5, 2004 between Bechtel National, Inc. and USAID, no. SPU-C-00-04-00001-00, as said contract may be modified, amended, restated or renewed from time to time.”

23.	Revolving Line of Credit. Subsections a. and d. of Section 2.1 of the Loan Agreement, entitled “Allowed Amount of Revolving Loan Advances” and “Letter of Credit Subfacility”, respectively, are hereby deleted in their entirety and restated as follows:

“a. Allowed Amount of Revolving Loan Advances. The aggregate principal amount of Advances outstanding at any time under the Revolving Loan shall not exceed the lesser of:

1.	the difference between (i) the Maximum Revolving Loan Commitment Amount and (ii) the Revolving Loan LOC Obligations; or

2.	the difference between (i) the Revolving Loan Borrowing Base and (ii) the Revolving Loan LOC Obligations.”; and

“d. Letter of Credit Subfacility. At Lender’s discretion, Lender shall issue Letters of Credit under the Revolving Loan for the account of the Borrower from time to time upon request from the Closing Date until the Ending Date, subject to the following terms and conditions:

1.	the aggregate amount of Revolving Loan LOC Obligations shall at no time exceed the Revolving Loan Letter of Credit Sublimit;

2.	any request for a Letter of Credit to be issued under the Revolving Loan must be delivered and received by Lender not later than five (5) business days prior to the date that Borrower wishes to have the Letter of Credit issued;

3.	no Letter of Credit to be issued under the Revolving Loan shall have an original expiry date more than one year from the date of issuance or beyond the Ending Date unless otherwise agreed to by Lender in writing or unless Borrower’s obligation to reimburse Lender for drawings under the Letter of Credit has been fully secured by a cash deposit with the Lender;

4.	Borrower shall execute and deliver to Lender a Letter of Credit Agreement with respect to each Letter of Credit to be issued under the Revolving Loan by Lender, using the Lender’s standard reimbursement agreement form at the time the Letter of Credit is issued. The form and substance of each Letter of Credit, and any reimbursement agreement required by Lender in relation to a Letter of Credit, must be satisfactory to the Lender, in its sole judgment. At Lender’s option, Letters of Credit shall be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publication, the “UCP”);

5.	issuance of the Letter of Credit under the Revolving Loan shall not cause the aggregate outstanding principal amount of all Advances to exceed the Allowed Amount of Revolving Loan Advances, determined taking into account the increase in the amount of the Revolving Loan LOC Obligations caused by the issuance of the Letter of Credit;

6.	Lender shall not be required to issue any Letter of Credit under the Revolving Loan if a circumstance exists that would entitle Lender not to honor a request for an Advance under the Revolving Loan;

7.	upon notice from Lender of any drawing under any Letter of Credit issued under the Revolving Loan, Borrower shall, as to be determined in Lender’s sole and absolute discretion, either (a) deliver cash to Lender, in an amount satisfactory to secure all Revolving Loan LOC Obligations and all amounts payable by the Borrower to the Lender under any Letter of Credit Agreement pertaining to such Revolving Loan LOC Obligations, or (b) immediately reimburse Lender for the amount of the drawing, plus interest from the date of the drawing at the highest rate of interest then in effect under the Revolving Note. The Borrower’s obligation to reimburse the Lender for any drawing under a Letter of Credit shall be absolute and unconditional, irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Lender, the beneficiary of the Letter of Credit or any other Person;

8.	unless the Borrower makes reimbursement from another source on the day of the drawing under any Letter of Credit issued under the Revolving Loan, the Borrower shall be deemed to have requested an Advance under the Revolving Loan in the amount of the drawing, and (i) Lender, at its option, may make such an Advance (irrespective of whether Borrower would then be entitled to an Advance under the terms of this Agreement) and apply the proceeds of the Advance to satisfy the Borrower’s obligation to reimburse Lender for the amount drawn on the Letter of Credit; and (ii) any such Advance shall be repayable, with interest, in accordance with the terms and conditions of the Revolving Note; and

9.	the provisions of the Letter of Credit Agreement pertaining to each Letter of Credit issued under the Revolving Loan are deemed incorporated into this Agreement by this reference and shall be binding upon the Lender and Borrower as if fully set forth herein. If a conflict exists between the terms of the Letter of Credit Agreement and any other Loan Document, the terms of the Letter of Credit Agreement shall control with respect to the Letter of Credit issued pursuant to that Letter of Credit Agreement but not as to other matters governed by this Agreement or such Loan Document.”

24.	Revolving Loan Fees. The following new Sub-subsection 4. is added to Subsection g. entitled “Revolving Loan Fees” of Section 2.1 of the Loan Agreement:

“ 4. a letter of credit fee for each day that any Letter of Credit issued under the Revolving Loan is outstanding. The letter of credit fee shall be calculated and payable in advance of issuance of such Letter of Credit. The letter of credit fee shall be determined for each Letter of Credit to be issued under the Revolving Loan by multiplying the term of each Letter of Credit (not taking into account any extensions or renewals of such Letter of Credit, for which a separate fee will be owing by Borrower) by a per-diem rate equal to two percent (2.00%) per annum, divided by 360; provided however, that (a) such fee shall cease to be owing on a Letter of Credit on the date such Letter of Credit is drawn, on which date Borrower shall be obligated for, among other things, payment of such fees and costs owing under the Letter of Credit Agreement for such Letter of Credit for a drawn Letter of Credit (or as otherwise set forth in writing with respect to drawn Letters of Credit), and (b) the minimum letter of credit fee owed for each Letter of Credit issued under the Revolving Loan shall be One Thousand Five Hundred and 00/100 Dollars ($1,500.00), payable upon issuance. In addition to such fee, Borrower shall be obligated to pay to Lender the customary and standard fees and costs charged by Lender in conjunction with the issuance of a Letter of Credit by the Lender, as set forth in the Letter of Credit Agreement(s) executed in conjunction with the issuance of each

Letter of Credit or otherwise, including without limitation, all processing, amendment, courier and overnight delivery fees and costs.”

25.	Contract Line of Credit. Section 2.2 of the Loan Agreement entitled “Contract Line of Credit” is hereby deleted in its entirety and restated as follows:

“2.2 Contract Line of Credit. The Lender agrees to extend the Contract Loan to Borrower, subject to the terms and conditions of this Agreement. Until the Ending Date, Borrower may borrow, repay and reborrow Advances in accordance with this Agreement.

a.	Allowed Amount of Contract Loan Advances. The aggregate principal amount of Advances outstanding at any time under the Contract Loan shall not exceed the difference between the (i) the Maximum Contract Loan Commitment Amount and (ii) the Contract Loan LOC Obligations.

b.	Conditions for Contract Loan Advances. In addition to the conditions set forth in Article 3 of this Agreement or otherwise in this Agreement, prior to any Contract Loan Advance, Borrower shall fully and timely meet the following terms and conditions of a Contract Loan Advance, all of which shall be satisfactorily complied with as determined in Lender’s sole and absolute discretion:

i.	Delivery by Borrower to Lender of a written Contract Loan Advance request, along with procurement documentation with respect to the USAID Contract, and the USAID Subcontract, as Lender shall request;

ii.	Delivery by Borrower to Lender of written proof of acceptance and approval by Bechtel National, Inc. of (A) the material requisition from Bechtel National, Inc., to Borrower and all supporting documentation thereto (if any) issued in connection with the USAID Subcontract between Bechtel National, Inc., and the Borrower, (B) the purchase order from Borrower to the supplier, along with evidence of Bechtel National, Inc.’s, approval of such purchase order and any supporting documentation thereto, for the provision of goods and/or services to Borrower in accordance with the material requisition in (A) above, and for which the Contract Loan Advance is being requested, and (C) the invoice provided by the vendor of Borrower to Borrower for goods and/or services provided to Borrower on the USAID Subcontract for which the Contract Loan Advance is being requested; and

iii.	Delivery by Borrower to Lender of a copy of the invoice from Borrower to Bechtel National, Inc., which evidences the Billed USAID Account owing to Borrower under the USAID Subcontract for which the Contract Loan Advance is being requested, along with the underlying documentation which supports the Billed USAID Account, including without limitation, all invoices, contracts, purchase agreements, purchase orders and change orders.

c.	Mandatory Prepayments. If the principal outstanding under the Contract Loan, at any time exceeds the Allowed Amount of Contract Loan Advances, then Borrower shall make an immediate payment of principal under the Contract Loan in an amount sufficient that the principal outstanding under the Contract Loan will no longer exceed the Allowed Amount of Contract Loan Advances. If the amount of the Borrower’s Funded Debt at any time exceeds the maximum amount that will enable Borrower to comply with any of the affirmative covenants provided hereinafter (including, without limiting the generality of the foregoing, any covenant limiting the Borrower’s ratio of Funded Debt to EBITDA), then Borrower shall make an immediate payment of principal under the Contract Loan in an amount sufficient to enable Borrower to comply with all applicable financial covenants provided hereinafter.

d.	Procedure for Advances. Unless Borrower has previously entered into a separate auto borrow or similar cash management service with Lender, Borrower may request Advances by telephone through its employees or agents, as hereinafter provided. Each Advance request must be received by Lender not later than 1:00 p.m. (Eastern Standard time) on the date the Advance is to be made and must specify the amount of the Advance. Lender shall deposit the Advance into Borrower’s Operating Account if Borrower is entitled to the Advance, subject to the terms and conditions of this Agreement. If Borrower has entered into a separate auto borrow or similar cash management service with Lender, then the provisions of such service shall control with respect to the procedures for making Advances to Borrower. Lender shall have the right to terminate such auto borrow or similar cash management service at any time, as determined by Lender in its sole and absolute discretion.

e.	Contract Loan Letter of Credit Subfacility. At Lender’s discretion, Lender shall issue Letters of Credit under the Contract Loan for the account of the Borrower from time to time upon request from the Closing Date until the Ending Date, subject to the following terms and conditions:

1.	the aggregate amount of Contract Loan LOC Obligations shall at no time exceed the Contract Loan Letter of Credit Sublimit;

2.	any request for a Letter of Credit to be issued under the Contract Loan must be delivered and received by Lender not later than five (5) business days prior to the date that Borrower wishes to have the Letter of Credit issued;

3.	any request for a Letter of Credit to be issued under the Contract Loan shall be for the purpose of supporting the USAID Contract and USAID Subcontract. Prior to the issuance of any such Letter of Credit to a vendor of Borrower providing goods and/or services in support of the USAID Contract and USAID Subcontract, Borrower shall deliver to Lender the following documents, which are to be in form and substance satisfactory to Lender, as determined in Lender’s sole and absolute discretion: (A) a written Contract Loan Advance request, along with all procurement documentation with respect to the USAID Subcontract, as Lender shall request; (B) the material requisition from Bechtel National, Inc., to Borrower and all supporting documentation thereto (if any) issued in connection with the USAID Subcontract between Bechtel National, Inc., and the Borrower; and (C) the corresponding purchase order from Borrower to the supplier, along with evidence of Bechtel National, Inc.’s, approval of such purchase order and any supporting documentation thereto, for the provision of goods and/or services to Borrower in accordance with the material requisition in (B) above, and for which such vendor has required the issuance of a Letter of Credit to support Borrower’s purchase order as a condition of providing the goods and/or services requested by Borrower and for which the Contract Loan Advance is being requested;

4.	no Letter of Credit to be issued under the Contract Loan shall have an original expiry date more than six months from the date of issuance or beyond the Ending Date unless otherwise agreed to by Lender in writing or unless Borrower’s obligation to reimburse Lender for drawings under the Letter of Credit has been fully secured by a cash deposit with the Lender;

5.	Borrower shall execute and deliver to Lender a Letter of Credit Agreement with respect to each Letter of Credit to be issued under the Contract Loan by Lender,

using the Lender’s standard reimbursement agreement form at the time the Letter of Credit is issued. The form and substance of each Letter of Credit, and any reimbursement agreement required by Lender in relation to a Letter of Credit issued under the Contract Loan, must be satisfactory to the Lender, in its sole judgment. At Lender’s option, Letters of Credit to be issued under the Contract Loan shall be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publication, the “UCP”);

6.	issuance of the Letter of Credit under the Contract Loan shall not cause the aggregate outstanding principal amount of all Advances under the Contract Loan to exceed the Allowed Amount of Contract Loan Advances, determined taking into account the increase in the amount of the Contract Loan LOC Obligations caused by the issuance of the Letter of Credit under the Contract Loan;

7.	Lender shall not be required to issue any Letter of Credit under the Contract Loan if any circumstance exists that would entitle Lender not to honor a request for an Advance under the Contract Loan;

8.	upon notice from Lender of any drawing under a Letter of Credit issued under the Contract Loan, Borrower shall, as to be determined in Lender’s sole and absolute discretion, either (a) deliver cash to Lender, in an amount satisfactory to secure all Contract Loan LOC Obligations and all amounts payable by the Borrower to the Lender under any Letter of Credit Agreement pertaining to such Contract Loan LOC Obligations, or (b) immediately reimburse Lender for the amount of the drawing, plus interest from the date of the drawing at the highest rate of interest then in effect under the Contract Note. The Borrower’s obligation to reimburse the Lender for any drawing under a Letter of Credit issued under the Contract Loan shall be absolute and unconditional, irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Lender, the beneficiary of the Letter of Credit or any other Person;

9.	any draw against a standby Letter of Credit issued under the Contract Loan shall be subject to Lender being provided, in advance of such draw, evidence, in form and substance satisfactory to Lender, as determined in Lender’s sole and absolute discretion, that shipment of any goods provided by a vendor of Borrower has been made in accordance with the purchase order provided by Borrower to such vendor for such product, said evidence to include, without limitation, copies of all invoices, purchase orders and bills of lading;

10.	the amount of each standby Letter of Credit issued by Lender under the Contract Loan to support a purchase order provided by Borrower to a vendor of Borrower shall be reduced by the amount paid by Borrower to the vendor for the goods and/or services provided under such purchase order, Borrower agreeing to take all such action as may be requested by Lender to provide for the reduction in the amount of any such standby Letter of Credit, including without limitation, the issuance of a substitute standby Letter of Credit or a modification or amendment to the existing standby Letter of Credit;

11.	unless the Borrower makes reimbursement from another source on the day of the drawing under any Letter of Credit issued under the Contract Loan, the Borrower shall be deemed to have requested an Advance under the Contract Loan in the amount of the drawing, and (i) Lender, at its option, may make such an Advance (irrespective of whether Borrower would then be entitled to an Advance under the terms of this Agreement) and apply the proceeds of the Advance to satisfy the Borrower’s obligation to reimburse Lender for the amount drawn on the Letter of Credit; and (ii) any such Advance shall be repayable, with interest, in accordance with the terms and conditions of the Contract Note; and

12.	the provisions of the Letter of Credit Agreement pertaining to each Letter of Credit issued under the Contract Loan are deemed incorporated into this Agreement by this reference and shall be binding upon the Lender and Borrower as if fully set forth herein. If a conflict exists between the terms of such Letter of Credit Agreement and any other Loan Document, the terms of the Letter of Credit Agreement shall control with respect to the Letter of Credit issued pursuant to that Letter of Credit Agreement but not as to other matters governed by this Agreement or such Loan Document.

f.	Repayment of Contract Loan; Auto Debit. Borrower promises to repay the Contract Loan, with interest, at the time and in the manner and in accordance with the terms provided in the Contract Note. Borrower has elected to authorize Lender to effect payment of sums due under the Contract Note and this Agreement by means of debiting Borrower’s account with Lender, account number 004134369668. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make payment in full on the due date thereof, or if Lender fails to debit the account.

g.	Use of Contract Loan Proceeds. The proceeds of the Contract Loan shall be used to finance the timing differences associated with the obligation of Borrower to make vendor payments and the collection of Accounts arising from the USAID Subcontract and creating USAID Material and Equipment Accounts, and for no other purpose.

h.	Contract Loan Fees. Borrower promises to pay Lender the following fees in consideration of entering into this Agreement. These fees are in addition to interest payable under the Contract Note:

1.	an up front underwriting fee of Twenty Five Thousand and 00/100 Dollars ($25,000.00), payable on or before the Closing Date. This fee is also referenced in section 2.1 (g) of this Agreement regarding the Revolving Loan fees.

2.	an unused fee for each day that any part of the Maximum Contract Loan Commitment Amount is unused. The unused fee shall be calculated and payable monthly, in arrears, commencing on the first day of the first month after the date of this Agreement. The unused fee shall be determined for each day by multiplying the part of the Maximum Contract Loan Commitment Amount that is unused on that day by a per-diem rate equal to .375% divided by 360. Contract Loan LOC Obligations shall be deducted from the Maximum Contract Loan Commitment Amount for purposes of calculating the unused fee.

3.	the fees and costs associated with each field examination performed by the Lender or its agents, for up to two (2) field examinations per year. However, the Lender shall have the right to perform such additional field examinations at any time, in its sole discretion. Each additional field examination will be at Lender’s own expense if no Event of Default has occurred and remains uncured at the time of the additional field examination, but shall be at the Borrower’s expense if an Event of Default has occurred and remains uncured at the time of the additional field examination. This fee is also referenced in section 2.1 (g) of the Agreement regarding Revolving Loan fees.

4.	a letter of credit fee for each day that any Letter of Credit issued under the Contract Loan is outstanding. The letter of credit fee shall be calculated and payable in advance of issuance of such Letter of Credit. The letter of credit fee shall be determined for each Letter of Credit to be issued under the Contract Loan by multiplying the term of each Letter of Credit (not taking into account any extensions or renewals of such Letter of Credit, for which a separate fee will be owing by Borrower) by a per-diem rate equal to two percent (2.00%) per annum, divided by 360; provided however, that (a) such fee shall cease to be owing on a Letter of Credit on the date such Letter of Credit is drawn, on which date Borrower shall be obligated for, among other things, payment of such fees and costs owing under the Letter of Credit Agreement for such Letter of Credit (or as otherwise set forth in writing with respect to drawn Letters of Credit), and (b) the minimum letter of credit fee owed for each Letter of Credit issued under the Contract Loan shall be One Hundred Fifty and 00/100 Dollars ($150.00), payable upon issuance. In addition to such fee, Borrower shall be obligated to pay to Lender the customary and standard fees and costs charged by Lender in conjunction with the issuance of a Letter of Credit by the Lender, as set forth in the Letter of Credit Agreement(s) executed in conjunction with the issuance of each Letter of Credit or otherwise, including without limitation, all processing, amendment, courier and overnight delivery fees and costs.”

26.	Corporate or Limited Liability Company Existence. Section 6.2 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

“6.2. Corporate or Limited Liability Company Existence. Preserve, maintain and keep in full force and effect its corporate or limited liability existence and good standing in the jurisdiction of its formation. Notwithstanding the above, Lender waives, on a one time basis, any breach of this Section as a result of the Merger.”

27.	Borrowing Base Certificates. Subsection e. of Section 6.11 of the Loan Agreement entitled “Borrowing Base Certificates” is hereby deleted in its entirety and restated as follows:

“e. Borrowing Base Certificates. Borrower shall submit a fully completed Borrowing Base Certificate not later than twenty-five (25) days after the end of each month, stating the Revolving Loan Borrowing Base as of the last day of the preceding month. At Lender’s request, the Borrower shall furnish to the Lender such schedules, certificates, lists, records, reports, information and documents to enable the Lender to verify the Revolving Loan Borrowing Base.”

28.	Monthly Reports. Subsection f. of Section 6.11 of the Loan Agreement entitled “Monthly Reports” is hereby deleted in its entirety.

29.	Funded Debt to EBITDA Financial Covenant. Subsection a. of Section 6.14 of the Loan Agreement entitled “Funded Debt to EBITDA” is hereby deleted in its entirety and restated as follows:

“a. Funded Debt to EBITDA. A maximum ratio of Funded Debt to EBITDA of 3.0 to 1.0, to be tested at the end of each fiscal quarter of Borrower, beginning with Borrower’s fiscal quarter ending December 31, 2004.”

30.	Tangible Net Worth Financial Covenant. Subsection b. of Section 6.14 of the Loan Agreement entitled “Tangible Net Worth” is hereby deleted in its entirety and restated as follows:

“b. Tangible Net Worth. A minimum Tangible Net Worth of

1.	One Dollar ($1.00) at all times from the closing of the Loans to December 30, 2004; and

2.	At all times after December 30, 2004, Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00).”

31.	Fundamental Changes. Section 7.3 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

“7.3. Fundamental Changes. Amend its Articles or Certificate of Incorporation or Organization by any amendment which would adversely affect Borrower’s ability to perform or comply with any of the terms, conditions or agreements to be performed or complied with by Borrower hereunder or to perform any of the transactions contemplated hereby; change its fiscal year, name, ownership or key management; convert its organizational form into another entity form or establish any new entity to perform the business or similar business of Borrower; reorganize, consolidate or merge with any other corporation; or change its state of incorporation or organization. Furthermore, Borrower shall not materially engage in any business other than the business in which Borrower is actively engaged as of the date of this Agreement, which business the Borrower has fully disclosed to Lender. Notwithstanding the above, Lender waives, on a one time basis, any breach of this Section as a result of the Merger.”

32.	Modification of Section 7.5 of Loan Agreement . Section 7.5 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

“7.5. Transfer of Assets. Sell, lease, assign, pledge or otherwise dispose of any of its properties, stock or assets (including without limitation, the Collateral), whether now owned or hereafter acquired, except in the ordinary course of business and for fair market value. Notwithstanding the above, Lender waives, on a one time basis, any breach of this Section as a result of the Merger.”

33.	Events of Default. Section 9.1(o) of the Loan Agreement is hereby deleted in its entirety and restated as follows:

“o. a twenty five percent or greater voting control interest in Borrower is directly or indirectly sold, assigned, transferred, encumbered or otherwise conveyed (whether in a single or multiple transfers) without the prior written consent of the Lender. Notwithstanding the above, Lender waives, on a one time basis, any breach of this clause (o) as a result of the Merger.”

34.	Notices. Section 10.3 of the Loan Agreement is hereby amended to provide that all notices to Borrower shall be sent to Horne Engineering Services, LLC, c/o Spectrum Sciences & Software Holdings Corp., 3130 Fairview Park Drive, Suite 400, Falls Church, Virginia 22041, Attention: Darryl K. Horne, President and CEO, and Michael Megless, CFO, with copies to Horne Engineering Services, LLC, 3130 Fairview Park Drive, Suite 400, Falls Church, Virginia 22042, Attention: Grady Wright, Predient and CEO.

35.	Arbitration. Section 10.19 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

“ARBITRATION.

(a) This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this Agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.”

36.	Assumption. All references in the Loan Agreement and each other Loan Document to the term “Borrower” shall henceforth mean and be a reference to Horne Engineering Services, LLC, a Virginia limited liability company, successor-by-merger to Horne Engineering Services, Inc., and (ii) HES LLC shall be deemed to have assumed all obligations and liabilities of Horne Inc under the Loan Agreement and such other Loan Documents.

37.	Security Interest. HES LLC hereby confirms, grants and regrants to Lender a security interest in the Collateral.

38.	No Dividends, Distributions, Loans or Advances. HES LLC hereby acknowledges and agrees that, pursuant to and in accordance with the terms of the Loan Agreement, HES LLC will not, among other things (a) declare or pay dividends on account of any interest in HES LLC, or make any distribution of assets to HES LLC’s members, whether in cash, assets or obligations of HES LLC, including without limitation, any dividends or distributions to Spectrum or any of its subsidiaries; provided however, that the foregoing shall not prohibit HES LLC from paying Accounts owing to Spectrum for goods or services provided by Spectrum to HES LLC from and after the date of this First Amendment in the ordinary course of business as long as such payments do not, in the aggregate, exceed the sum of $500,000.00, or (b) make loans or advances to any person or entity that exceed in the aggregate the sum of Ten Thousand and 00/100 Dollars ($10,000.00) outstanding at any time, except reasonable advances for business expenses of HES LLC’s employees that would be reimbursable under HES LLC’s existing expense reimbursement policy.

39.	Contract Loan Fee. In consideration of Lender’s agreement to this First Amendment, Borrower promises to pay to Lender, on demand, a contract loan fee of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00).

40.	Fees, Costs and Expenses. HES LLC promises to pay, on demand, all costs (including attorneys’ fees, costs and expenses) incurred by the Lender for the preparation of this First Amendment and all other documents executed in connection herewith or pursuant hereto, and any other expenses incurred by Lender in relation to this First Amendment and/or such other documents. HES LLC also promises to pay, on demand, any and all fees and costs previously incurred by Lender in conjunction with the previously proposed but unsigned amendments to the Loan Agreement and other Loan Documents to increase the principal amount of the loan evidenced by the Contract Note to Ten Million and 00/100 Dollars ($10,000,000.00), including without limitation, the legal fees and costs owing to Bean, Kinney & Korman, P.C. in the amount of $15,000.00 as of June 30, 2005. HES LLC hereby authorizes the Lender to advance funds to itself or to third parties to pay such fees, costs and expenses, which advance shall be deemed to be an Advance to the Borrower under the Loan Agreement.

41.	Enforceability; No Offsets or Defenses. Except as amended by this First Amendment, the Loan Agreement remains in full force and effect and unmodified. HES LLC and each Guarantor warrants and represents that they have no offsets or defenses to their obligations under the Loan Agreement, as amended by this First Amendment, or under any other Loan Document.

42.	Guarantor Consent and Release. Each Guarantor consents to this First Amendment, agrees that this First Amendment does not impair such Guarantor’s liabilities or obligations under the Guaranty, and confirms that the Guaranty remains in full force and effect as to all credit extended under the Loan Agreement, as amended by this First Amendment. In consideration of Lender’s agreement to this First Amendment, each Guarantor hereby releases and waives any and all claims of any kind that each Guarantor may have against the Lender as of the date of this First Amendment arising out of or relating to the Loan Agreement, as amended by this First Amendment, or under any other Loan Document.

43.	HES LLC Release. In consideration of Lender’s agreement to this First Amendment, HES LLC hereby releases and waives any and all claims of any kind that it may have against the Lender as of the date of this First Amendment arising out of or relating to the Loan Agreement, as amended by this First Amendment, or under any other Loan Document.

44.	Governing Law. The provisions of this First Amendment shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia (excluding Virginia’s choice of law rules).

45.	Consent to Jurisdiction. Provisions of the Loan Agreement concerning Borrower’s consent to the jurisdiction of state and federal courts sitting in the Commonwealth of Virginia are incorporated into this First Amendment by reference and shall have the same force and effect as if fully set forth in this First Amendment.

46.	Waiver of Trial by Jury. Provisions of the Loan Agreement concerning Borrower’s and Lender’s mutual waiver of trial by jury in disputes between Borrower and the Lender are incorporated into this First Amendment by reference and shall have the same force and effect as if fully set forth in this First Amendment.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this First Amendment under seal as of the day and year first hereinabove set forth, the Lender having signed for the sole purpose of evidencing its consent to the amendments herein contained and not for the purpose of becoming a co-borrower under the Loan Agreement, as amended by this First Amendment.

HORNE ENGINEERING SERVICES, LLC, a Virginia limited liability company, successor-by-merger to Horne Engineering Services, Inc.
By: Spectrum Sciences & Software Holdings Corp., a Delaware corporation, its sole member

By:	/s/ Darryl K. Horne	(SEAL)

Name: Darryl K. Horne
Title: President and CEO

BANK OF AMERICA, N.A.

By:	/s/ Michael J. Radcliffe	(SEAL)

Name: Michael J. Radcliffe
Title: Senior Vice President

By their endorsement below, the undersigned Guarantors, jointly and severally: (i) acknowledge the modification and increase of the Contract Loan and the modification of the Revolving Loan being effected by the foregoing First Amendment; (ii) further acknowledge the succession in interest of Horne Engineering Services, LLC (formerly known as Horne Acquisition LLC), as successor-by-merger to Horne Engineering Services, Inc., the named Borrower under their Guaranty dated August 12, 2004 (“Guaranty”); and (iii) affirm that the succession of Horne Engineering Services, LLC, as Borrower shall not affect, impair, condition or release their obligations under the Guaranty, which shall continue in full force and effect, without modification.

GUARANTORS:

/s/ Darryl K. Horne	(SEAL)

Darryl K. Horne

/s/ Charlene M. Horne	(SEAL)

Charlene M. Horne